EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-24505, File No. 33-62209, File No. 33-66822, File No. 333-106254) of O.I. Corporation of our report dated February 15, 2002, relating to the financial statements, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 29, 2004